Exhibit 99.1

FOR IMMEDIATE RELEASE
Thursday, October 28, 2010
7:30 a.m. CDT
TELEVISION COMPANY BELO CORP. (BLC) REPORTS RESULTS FOR
THIRD QUARTER 2010
     DALLAS — Belo Corp. (NYSE: BLC), one of the nation’s largest pure-play, publicly-traded television companies, today reported net earnings per share of $0.13 in the third quarter of 2010 compared to a net loss per share of ($1.47) in the third quarter of 2009. The third quarter of 2009 included a non-cash impairment charge to intangible assets of $1.51 per share.
     Dunia A. Shive, Belo’s president and Chief Executive Officer, said, “Belo’s total revenue grew 17 percent in the third quarter of 2010 making it the best quarter of the year in terms of year-over-year revenue growth. The strong revenue performance was due primarily to continued recovery in our core spot advertising business and $11.2 million in political revenue. The majority of our political revenue came from our television stations in Washington, Missouri and Texas. Core spot advertising revenue, which excludes political, increased 10 percent in the third quarter of 2010 compared to the third quarter of 2009. The Company’s station adjusted EBITDA was $59 million in the third quarter of 2010, a 35 percent increase over the third quarter of 2009, and the station adjusted EBITDA margin in the third quarter of 2010 was 36 percent. The Company reduced its debt by $41 million in the third quarter of 2010 and has reduced its debt by $79 million since December 31, 2009.”
Third Quarter in Review

Operating Results
     Total revenue increased 17 percent in the third quarter of 2010 versus the third quarter of 2009. Total spot revenue, including political, was up 17.5 percent, with increases of 5 percent and 20 percent in local and national spot, respectively. The third quarter 2010 revenue increases resulted from an improved advertising environment led by the automotive category, which was up 30 percent, and political revenue. Political revenue in the third quarter of 2010 was $11.2 million compared to $2.1 million in the third quarter of 2009. The Company also experienced

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Belo Announces Third Quarter 2010 Results
October 28, 2010
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double-digit increases in several large revenue categories including financial services, telecommunications, retail and travel.
     Revenue associated with Belo’s Web sites increased 23 percent to $9 million in the third quarter of 2010 versus $7.4 million in the third quarter of 2009. Retransmission revenue totaled $11.8 million in the third quarter of 2010.
     Station salaries, wages and employee benefits increased $6.3 million in the third quarter of 2010 versus the third quarter of 2009 due primarily to a $2.1 million increase in accrued bonus expense, a non-cash credit of $1.4 million in the third quarter of 2009 related to the conversion to a paid time off vacation policy, and a $1.2 million increase in pension expense including the effect of reinstating the pension transition supplement benefit that was suspended last year. Station programming and other operating costs were up 3.2 percent in the third quarter of 2010 versus the third quarter of 2009.
     Station adjusted EBITDA of $59 million for the third quarter of 2010 was up 35 percent compared to the third quarter of 2009. The station adjusted EBITDA margin for the third quarter of 2010 was 36 percent compared to 31 percent in the third quarter of 2009.
Corporate
     Corporate operating costs of $8.7 million in the third quarter of 2010 were $1 million greater than the third quarter of 2009 due primarily to higher pension expense of $1.1 million. An increase in accrued bonus expense was offset by savings in share-based compensation and technology costs.
     In the Company’s second quarter earnings release dated July 30, 2010, three factors were noted that would affect combined station and corporate operating costs for the third quarter. Below is a list of those factors together with their actual effect on third quarter expenses:

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Belo Announces Third Quarter 2010 Results
October 28, 2010
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•	a $1.6 million non-cash credit in the third quarter of 2009 related to the Company’s conversion to a paid time off vacation policy;

•	a $2.3 million increase in pension expense in the third quarter of 2010, which included the reinstatement of the pension transition supplement that was suspended last year; and,

•	a $2.9 million increase in bonus expense in the third quarter of 2010 compared to virtually no bonus expense last year.
     In Belo’s second quarter earnings release, the Company projected that, on a reported basis, third quarter combined station and corporate operating costs would be up approximately 10 percent; and that excluding the above items, third quarter combined station and corporate operating costs would be up in the low-to-mid single digits. On a reported basis, third quarter combined station and corporate operating costs were up 8.5 percent compared to the third quarter of 2009. Excluding the above items, third quarter combined station and corporate operating costs were up 1.9 percent compared to the third quarter of 2009.
Other Items
     The Company recorded a reduction in operating expenses of $0.3 million in the third quarter of 2010 related to pension contribution reimbursements received from A. H. Belo Corporation (“A. H. Belo”). The reimbursements relate to A. H. Belo’s contractual obligation to reimburse Belo for 60 percent of any pension contributions Belo makes to The G. B. Dealey Retirement Pension Plan. This $0.3 million credit is shown as a separate component of total operating costs and expenses on Belo’s Consolidated Statements of Operations. The Company has made its minimum required pension contributions for calendar year 2010 and, therefore, does not expect to receive a pension contribution reimbursement in the fourth quarter of 2010.
     Belo’s depreciation expense totaled $8.4 million in the third quarter of 2010, down from $11.5 million in the third quarter of 2009.

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Belo Announces Third Quarter 2010 Results
October 28, 2010
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     The Company’s interest expense increased $4.4 million compared to the third quarter of 2009 due primarily to increased interest costs associated with the Company’s $275 million senior note offering completed in the fourth quarter of 2009 and the amortization of the discount and refinancing costs associated with the note offering and concurrent amendment of the Company’s credit facility. The debt incurred in the note offering was previously included in the Company’s lower-rate revolving credit facility.
     Other income, net, increased $0.7 million in the third quarter of 2010 compared to the third quarter of 2009 due primarily to the impact of a loss on the sale of certain non-operating assets in the third quarter of 2009.
     Income tax expense increased $92 million in the third quarter of 2010 compared to the third quarter of 2009 due primarily to an $87 million tax benefit in the third quarter of 2009 associated with the impairment charge noted above.
     Total debt at September 30, 2010 was $949 million, down $79 million from December 31, 2009. The Company’s total leverage ratio, as defined in the Company’s revolving credit facility, was 4.3 times at September 30, 2010, down from 4.7 times at June 30, 2010 and 5.9 times at December 31, 2009. Belo invested $4.1 million in capital expenditures in the third quarter of 2010 and currently expects full year capital expenditures to be approximately $15 million.
Other Matters
     In Belo Corp.’s press release dated October 7, 2010, the Company announced an agreement with A. H. Belo to split The G. B. Dealey Retirement Pension Plan (“Pension Plan” or “Plan”) into separately-sponsored plans. Under the agreement, Belo Corp. and A. H. Belo will each be solely responsible for contributions made to their respective plans for plan years starting on or after January 1, 2011.

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Belo Announces Third Quarter 2010 Results
October 28, 2010
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     For Belo Corp., the pension split transaction will be accounted for as a settlement of a portion of the Pension Plan liability. Under settlement accounting, the split of the Plan is expected to result in a significant reduction to Belo Corp.’s net unfunded pension liability, with an associated reduction in pension-related deferred tax assets and a significant increase in the Company’s total shareholders’ equity. In addition, Belo Corp.’s future annual pension expense is expected to be significantly less.
     Belo Corp. currently expects to report a non-cash loss associated with the split of the Pension Plan in the first quarter of 2011 of approximately $19 million to $23 million with an associated tax benefit of approximately $5 million to $7 million; however, the actual amount of the non-cash loss and associated tax benefit is subject to change and may be more or less than these ranges depending on several factors, including differences in the Company’s current estimates related to Plan asset performance, the discount rate, contributions and benefit payments. The non-cash loss, before taxes, will be shown on a separate line within operating costs and expenses on the Company’s Statements of Operations.
Non-GAAP Financial Measures
     A reconciliation of station adjusted EBITDA to earnings (loss) from operations and a reconciliation of net earnings (loss) to pro forma net earnings are set forth in an exhibit to this release.
2010 Outlook
     Regarding Belo’s outlook for the remainder of the year, Shive said, “We currently expect political advertising for the full year to finish in a range of $54 million to $55 million. Based on current pacing trends, total spot advertising revenue could increase 20 percent in the fourth quarter of 2010 compared to the fourth quarter of 2009.”

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Belo Announces Third Quarter 2010 Results
October 28, 2010
Page Six
     Combined station and corporate operating costs will be up in the fourth quarter of 2010 compared to the fourth quarter of 2009 due to the same factors noted in the second and third quarters:
•	The Company had a $3.2 million non-cash credit in the fourth quarter of 2009 related to its conversion to a paid time off vacation policy.

•	Pension expense is estimated to be $2.4 million higher in the fourth quarter of 2010 compared to 2009’s fourth quarter, including the effect of reinstating the pension transition supplement benefit that was suspended last year.

•	Accrued bonus expenses, including revenue-based bonuses, are currently estimated to be $4.6 million higher in the fourth quarter of 2010 compared to the fourth quarter of 2009.
     Excluding the above items, fourth quarter combined station and corporate operating costs are currently expected to be up less than 5 percent when compared to the fourth quarter of 2009. On a reported basis, fourth quarter combined station and corporate operating costs are currently expected to be up approximately 12 to 13 percent versus the fourth quarter of 2009.
     A conference call to discuss this release and other matters of interest to shareholders and analysts will follow at 12:00 p.m. (noon) CDT this afternoon. The conference call will be simultaneously Webcast on Belo Corp.’s Web site (www.belo.com/invest). Following the conclusion of the Webcast, a replay of the conference call will be archived on Belo’s Web site. To access the listen-only conference lines, dial 1-800-230-1766. A replay line will be open from 3:00 p.m. CDT on October 28 until 11:59 p.m. CST November 11. To access the replay, dial 800-475-6701 or 320-365-3844. The access code for the replay is 174949.

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Belo Announces Third Quarter 2010 Results
October 28, 2010
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About Belo Corp.
     Belo Corp. (BLC), one of the nation’s largest pure-play, publicly-traded television companies, owns and operates 20 television stations (nine in the top 25 markets) and their associated Web sites. Belo stations, which include affiliations with ABC, CBS, NBC, FOX, and the CW, reach more than 14 percent of U.S. television households in 15 highly-attractive markets. Belo stations rank first or second in nearly all of their local markets. Additional information is available at www.belo.com or by contacting Paul Fry, vice president/Investor Relations & Treasury Operations, at 214-977-6835.
     Statements in this communication concerning Belo’s business outlook or future economic performance, anticipated profitability, revenues, expenses, capital expenditures, investments, future financings, impairments, pension matters, and other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.
     Such risks, uncertainties and factors include, but are not limited to, uncertainties regarding the costs, consequences (including tax consequences) and other effects of the Company’s spin-off distribution of its newspaper businesses and related assets to A. H. Belo Corporation and the associated agreements between the Company and A. H. Belo relating to various matters; changes in capital market conditions and prospects, and other factors such as changes in advertising demand, interest rates and programming and production costs; changes in viewership patterns and demography, and actions by Nielsen; changes in the network-affiliate business model for broadcast television; technological changes, and the development of new systems to distribute and consume television and other audio-visual content; changes in the ability to secure, and in the terms of, carriage of Belo programming on cable, satellite, telecommunications and other program distribution methods; development of Internet commerce; industry cycles; changes in pricing or other actions by competitors and suppliers; Federal Communications Commission and other regulatory, tax and legal changes; adoption of new accounting standards or changes in existing accounting standards by the Financial Accounting Standards Board or other accounting standard-setting bodies or authorities; the effects of Company acquisitions, dispositions, co-owned ventures, and investments; pension plan matters; general economic conditions; and significant armed conflict, as well as other risks detailed in Belo’s other public disclosures and filings with the SEC including Belo’s Annual Report on Form 10-K.

Belo Corp.
Consolidated Statements of Operations

	Three months ended		Nine months ended
	September 30,		September 30,
In thousands, except per share amounts	2010	2009	2010	2009
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net Operating Revenues	$163,853	$140,617	$481,167	$418,923

Operating Costs and Expenses
Station salaries, wages and employee benefits	53,273	47,002	156,408	145,211
Station programming and other operating costs	51,573	49,972	144,219	147,556
Corporate operating costs	8,738	7,743	26,202	21,891
Pension contribution reimbursement	(300)	—	(8,572)	—
Depreciation	8,449	11,520	26,462	32,279
Impairment charge	—	242,144	—	242,144

Total operating costs and expenses	121,733	358,381	344,719	589,081

Earnings (loss) from operations	42,120	(217,764)	136,448	(170,158)

Other Income and (Expense)
Interest expense	(20,037)	(15,654)	(59,740)	(45,566)
Other income (expense), net	21	(657)	129	12,907

Total other income and (expense)	(20,016)	(16,311)	(59,611)	(32,659)

Earnings (loss) before income taxes	22,104	(234,075)	76,837	(202,817)
Income tax expense (benefit)	8,159	(83,554)	29,825	(71,502)

Net earnings (loss)	$13,945	$(150,521)	$47,012	$(131,315)

Net earnings (loss) per share — Basic	$0.13	$(1.47)	$0.45	$(1.28)

Net earnings (loss) per share — Diluted	$0.13	$(1.47)	$0.45	$(1.28)

Weighted Average Shares Outstanding
Basic	103,107	102,536	102,982	102,471
Diluted	103,502	102,536	103,397	102,471

Dividends declared per share	$—	$—	$—	$0.075

Belo Corp.
Consolidated Condensed Balance Sheets

	September 30,	December 31,
In thousands	2010	2009
	(unaudited)
Assets
Current assets
Cash and temporary cash investments	$11,827	$4,800
Accounts receivable, net	133,846	139,911
Other current assets	21,908	31,413

Total current assets	167,581	176,124

Property, plant and equipment, net	168,393	177,475
Intangible assets, net	1,149,272	1,149,272
Other assets	74,009	81,590

Total assets	$1,559,255	$1,584,461

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$17,768	$20,736
Accrued expenses	77,491	56,199
Other current liabilities	31,668	26,962

Total current liabilities	126,927	103,897

Long-term debt	948,899	1,028,219
Deferred income taxes	180,174	169,888
Other liabilities	181,185	210,626
Total shareholders’ equity	122,070	71,831

Total liabilities and shareholders’ equity	$1,559,255	$1,584,461

Belo Corp.
Non-GAAP to GAAP Reconciliations
Station Adjusted EBITDA

	Three months ended		Nine months ended
	September 30,		September 30,
In thousands (unaudited)	2010	2009	2010	2009
Station Adjusted EBITDA (1)	$59,007	$43,643	$180,540	$126,156
Corporate operating costs	(8,738)	(7,743)	(26,202)	(21,891)
Depreciation	(8,449)	(11,520)	(26,462)	(32,279)
Pension contribution reimbursement	300	—	8,572	—
Impairment charge	—	(242,144)	—	(242,144)

Earnings (loss) from operations	$42,120	$(217,764)	$136,448	$(170,158)

Note 1:	Belo’s management uses Station Adjusted EBITDA as the primary measure of profitability to evaluate operating performance and to allocate capital resources and bonuses to eligible operating company employees. Station Adjusted EBITDA represents the Company’s earnings from operations before interest expense, income taxes, depreciation, amortization, impairment charges, pension contribution reimbursements and corporate expense. Other income (expense), net is not allocated to television station earnings from operations because it consists primarily of equity in earnings (losses) from investments in partnerships and joint ventures and other non-operating income (expense).
Pro Forma Net Earnings
In thousands (unaudited)

	Three months ended		Three months ended
	September 30, 2010		September 30, 2009
	Earnings	EPS	Earnings	EPS
Net earnings (loss)	$13,945	$0.13	$(150,521)	$(1.47)

Pension contribution reimbursement, net of tax	(183)	(0.00)	—
Impairment charge, net of tax	—		155,420	1.51

Pro forma net earnings	$13,762	$0.13	$4,899	$0.05

	Nine months ended		Nine months ended
	September 30, 2010		September 30, 2009
	Earnings	EPS	Earnings	EPS
Net earnings (loss)	$47,012	$0.45	$(131,315)	$(1.28)

Pension contribution reimbursement, net of tax	(5,229)	(0.05)	—
Gain from extinguishment of debt, net of tax	—		(9,131)	(0.09)
Impairment charge, net of tax	—		155,420	1.52

Pro forma net earnings	$41,783	$0.40	$14,974	$0.15